Exhibit 5.4

110 Fetter Lane London EC4A 1AY +44 20 7903 1000 tel +44 20 7903 0990 fax

To:	Willis Towers Watson Public Limited Company
51 Lime Street
London
EC3M 7DQ
England

March 11, 2016

Dear Ladies and Gentlemen

Willis Towers Watson Public Limited Company Shelf Registration Statement dated March 11, 2016

1	INTRODUCTION

1.1	We have acted as legal advisers to Trinity Acquisition plc (the “Trinity Issuer”) and Willis Investment UK Holdings Limited, TA I Limited and Willis Group Limited (the “English Guarantors” and together with the Trinity Issuer, the “English Companies”) on matters of English law in connection with:

(a)	an agreed form indenture governed by New York law in respect of debt securities to be issued by Willis North America Inc., entered into among, inter alia, Willis North America Inc., as issuer, the English Companies as certain of the guarantors, and Wells Fargo Bank, National Association. as trustee;

(b)	an agreed form indenture governed by New York law in respect of debt securities to be issued by Willis Towers Watson Public Limited Company (the “Company”), entered into among, inter alia, the Company, as issuer, the English Companies as certain of the guarantors, and Wells Fargo Bank, National Association as trustee; and

(c)	an indenture governed by New York law in respect of debt securities to be issued by the Trinity Issuer (“Trinity Debt Securities”), dated as of 15 August 2013 (as amended and/or supplemented from time to time) and entered into among, inter alia, the Trinity Issuer, as Issuer, the English Companies as certain of the guarantor and Wells Fargo Bank, National Association as trustee, together, the “Indentures”, each of which includes guarantees by certain of the English Companies (the “English Guarantees”).

1.2	We have agreed to provide this letter to you on the conditions set out herein.

1.3	Nothing in this letter shall imply that we owe any duty of care to anyone other than the English Companies. By the provision of this letter to you we expressly do not adopt, and you may not assert that we owe you any duty of care to advise you as to the content, negotiation of or commercial and financial implications of the Indenture or any other documents referred to in the Indenture.

2	DOCUMENTS EXAMINED

In order to give this opinion we have only examined the Indentures (including the English Guarantees) and the documents and certificates listed in the schedule to this letter (together the

“Documents”). We have relied upon the statements as to factual matters contained in each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter. In addition, we have not been instructed to make any enquiries concerning any of the parties to the Indentures (other than in respect of the English Companies) for the purposes of this opinion nor have we done so.

3	SCOPE OF OPINION

3.1	This opinion is given only with respect to English law in force at the date of this opinion as applied by English courts. We have not been instructed to make, and have not instigated, investigation of and give no opinion as to the laws of any other jurisdiction or the application of English or any other law by any other courts or on the enforceability of judgments of any other courts.

3.2	We give no opinion as to matters of fact.

3.3	We express no opinion as to the effect that any future event or future act of the parties to the Indentures or any third parties may have on the matters referred to in this letter.

3.4	You expressly agree that we have no responsibility to notify you of any change to this opinion after the date of this letter.

3.5	This opinion is given on the basis that it is governed by and shall be construed in accordance with English law and all matters (including without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with English law.

4	ASSUMPTIONS

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:

(a)	the genuineness of all signatures, stamps and seals on all documents;

(b)	that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

(c)	the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed, facsimile or electronic copies or photocopies and the authenticity, accuracy and completeness of those original documents;

(d)	no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the Documents;

(e)	that, where a Document has been examined by us in draft or specimen form, it will be, or has been, duly executed in the form of that draft or specimen (without amendment) and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

(f)	that the Documents contain all relevant factual information which is material for the purposes of our opinion and there is no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter;

(g)	that any Documents which are English law deeds were validly executed in accordance with the execution formalities required in respect of deeds under English law;

(h)	that the memorandums and articles of association examined by us are the current memorandum and articles of association of each of the English Companies;

(i)	that the unanimous written consents of the board of directors of each of the English Companies authorising the filing of the Registration Statement and execution of the Indentures, each dated February 29, 2016 (the “Board Consents”) contain resolutions which were duly passed by all duly appointed directors of the English Companies, and those resolutions have not been amended, rescinded or superseded;

(j)	that the powers of attorney that the information revealed by our on-line search in respect of the English Companies on the Companies House Direct Service made at 3:30 p.m. on March 9, 2016 (the “Company Searches”) was accurate, up-to-date and complete as at the relevant date in all respects and that nothing has occurred since such searches to make that information inaccurate in any respect;

(k)	that the information revealed by a telephone search in respect of the English Companies at the Central Register of Winding-Up Petitions in relation to the English Companies made at 3:35 p.m. on March 9, 2016 (the “Winding-Up Enquiry”) was accurate, up-to-date and complete as at the relevant date in all respects and that nothing has occurred since our enquiry to make any such information inaccurate in any respect;

(l)	the legal capacity of all natural persons;

(m)	that each party to the Indentures, other than the English Companies, is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(n)	the legal and corporate capacity, power and authority of each of the parties to the Indentures, other than the English Companies, to execute, deliver and perform their respective obligations and exercise their rights under the Indentures;

(o)	that the directors of the English Companies in authorising execution of the Indentures have exercised their powers in accordance with their duties under all applicable laws and in furtherance of the relevant company’s constitution, as defined in section 17 of the Companies Act 2006;

(p)	to the extent that the laws of New York or any other jurisdiction are relevant, there are no provisions of such law which would affect this opinion; and

(q)	each of the parties to the Indentures has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 and any applicable secondary legislation made under it.

5	OPINION

5.1	Based on the above assumptions and subject to the qualifications set out below in paragraph 6, and any matters or documents not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

(a)	each of the English Companies is a company duly incorporated under the laws of England and Wales;

(b)	the Company Searches revealed no order or resolution for the winding-up of the English Companies and no notice of appointment in respect of any of the English Companies of a liquidator, receiver, administrative receiver, administrator or supervisor of a voluntary arrangement at the date and time of the Company Searches;

(c)	the responses to the Winding-Up Enquiry indicated that no petition for the winding-up of any of the English Companies had been presented at the date and time of the Winding-Up Enquiry;

(d)	the execution of the Indentures (including the English Guarantees) has been duly authorised by all necessary corporate action on the part of each of the English Companies;

(e)	the Trinity Issuer has all requisite power and authority to execute, deliver and perform its obligations under the Trinity Debt Securities, once duly authorised and issued.

6	QUALIFICATIONS

6.1	The opinions expressed in paragraph 5 above are subject to the following qualification:

(a)	the Company Searches and Winding-up Enquiry are not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented or made or a receiver, administrative receiver, administrator or liquidator appointed.

6.2	We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

6.3	We express no opinion as to the taxation consequences of the transactions contemplated by the Indentures or the TA Securities.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this letter as an exhibit to the shelf registration statement to be filed with the U.S. Securities and Exchange Commission dated March 11, 2016 (the “Registration Statement”) and to any and all references to our firm in the prospectus which is a part of the Registration Statement.

Yours faithfully,

/s/ Weil, Gotshal & Manges

SCHEDULE

1	A copy of the certificate of incorporation and, where relevant, certificate of incorporation on change of name and/or certificate of incorporation on re-registration of each of the English Companies.

2	A copy of the memorandum and articles of association of each of the English Companies.

3	A copy of each of the Board Consents.

4	A copy of each power of attorney authorising the execution of any Indentures.

5	The Indentures (including the English Guarantees).